Exhibit 2.1

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

This REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), dated as of July 22, 2025, is entered into by and between Amatuhi Holdings, Inc., a Delaware corporation (the “Holding Company”) and Amatuhi Inc., a Japanese entity (“Amatuhi Inc.”). Each Amatuhi Holdings, Inc. and Amatuhi Inc. is a “party” to this Agreement, and together, they are the “parties” hereto as the context may require.

RECITALS:

A. Amatuhi Holdings, Inc. (hereinafter “Holding Company”) was formed for the purpose of reorganizing it and its subsidiaries corporate structure.

B. The Holding Company is a corporation duly organized under the laws of the State of Delaware. Prior to the Effective Date of the Share Exchange (as such terms are defined below), Holding Company has three hundred eighty million (380,000,000) shares of common stock, $0.000001 par value per share (“Common Stock”), and twenty million (20,000,000) shares of preferred stock, $0.000001 par value per share (“Preferred Stock”). There are five (5) common shares issued and no preferred shares issued.

C. The Board of Directors of Holding Company has deemed advisable and unanimously recommended and approved by all necessary corporate action this share exchange transaction among each of the Shareholders of Amatuhi Inc. and the Holding Company (the “Share Exchange”) and this Agreement in order to establish the Holding Company structure, the Board of Directors of both the U.S. and Amatuhi Inc. have approved this Agreement and authorized its execution and delivery.

D. The parties intend that the Share Exchange shall qualify as a tax-free exchange under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended.

E. The Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the “Act”) and under the applicable securities laws of the state or jurisdiction where the Shareholders reside.

In consideration of the mutual agreements and premises set forth herein, the Holding Company and Amatuhi Inc. hereby enter into this Agreement and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

ARTICLE I

TERMS OF THE SHARE EXCHANGE

1.1 Share Exchange.

(a) On the Effective Date (as hereinafter defined), the Holding Company shall issue to the Shareholders of Amatuhi Inc., without any action on the part of the Shareholders, the number of shares of Common Stock set opposite the name of the Shareholders in column 3 of Schedule A (together with all the other exchanges with Shareholders, the “Share Exchange”) on a one-to-one (1:1) share exchange basis.

(b) On or before the Effective Date, the Shareholders of Amatuhi Inc. shall deliver to the Holding Company:

(i)	an executed transfer transferring their Shares in Amatuhi Inc.to the Holding Company; and

(ii)	any share certificates for such Amatuhi Inc. Shares in their possession or an indemnity in the agreed form in respect of any missing certificate;

(c) Title to, beneficial ownership of and any risk attaching to the exchanged Shares shall pass to Holding Company on the Effective Date and the exchanged Shares shall be sold and purchased together with all rights and benefits attached to or accruing to them at or at any time after the Effective Date.

(d) Holding Company shall not be obliged to complete the exchange of any of the Amatuhi Inc. Shares unless the exchange of all the Amatuhi Inc. Shares is completed simultaneously.

(e) As of the Effective Date, as a result of the Share Exchange, each Shareholder shall be the holder of the number of shares of Common Stock set opposite their name in Column 3 of Schedule A hereto. Consequently, as a result of the Share Exchange, (i) Holding Company will have an aggregate 4,100 shares of Common Stock issued and outstanding and owned by the Shareholders,

(ii) each Shareholder hereby transfers all of its rights, title, and interest in and to its shares in Amatuhi Inc. to Amatuhi Holdings, Inc.; (iii) upon recording of such transfer in the shareholder registry of Amatuhi Inc., shall cease to have any shareholder status, rights, or claims in respect thereof; and (iv) Amatuhi Inc. will continue in existence as a direct, wholly-owned subsidiary of Holding Company.

(f) As a result of the Share Exchange, the respective articles of incorporation and charter documents of Amatuhi Inc., will not be changed and will continue in full force and effect. The articles of incorporation, bylaws, names, offices, corporate identity, and officers and directors of Holding Company will not be changed as a result of the Share Exchange.

1.2 Holding Company’s Common Stock Certificates. On the Effective Date, Holding Company shall issue and deliver that number of shares of Common Stock to the Shareholders set forth on Schedule A.

1.3 Sole Rights. On the Effective Date, the Shareholders who held any certificate or book entry that formerly represented their rights in the Shares of Amatuhi Inc. outstanding on the Effective Date shall cease to have any rights with respect to said shares.

1.4. Non-Exercise of Appraisal Rights. The Shareholders have waived any rights that they may have to the appraisal of their Shares of Amatuhi Inc. or any pre-emption rights, and by their signatures on this Agreement, hereby voluntarily agree not to ever exercise their appraisal rights to the fullest extent permitted by applicable law, hereby waive any rights (statutory or otherwise) to dissent from the Share Exchange and to seek the appraisal of the fair value of their respective Shares of Amatuhi Inc. and to have such fair value paid to them in cash in lieu of the terms of this Agreement.

1.5. Warranties.

The Shareholders warrant to Holding Company that:

(a) The Shareholders has full power and authority and has taken all action necessary to enable the Shareholder to enter into and perform this Agreement;

(b) this Agreement constitutes valid legal and binding obligations on the Shareholders in accordance with its terms;

(c) the Shareholders are the only legal and beneficial owners of the number of Shares specified opposite the Shareholders’ name in column 2 of Schedule A;

(d) such Exchange Shares are free from all encumbrances and there is no agreement or commitment given to create an encumbrance affecting such Exchange Shares;

(e) the execution and performance by the Shareholders of this Agreement and the documents referred to in it (to which it is a party) will not breach or constitute a default under any agreement, instrument, order, judgment, or other restriction which binds the Shareholders; and

Holding Company warrants to each Shareholder that:

(a) Holding Company has the requisite power and authority to enter into and perform this Agreement and the documents referred to in it (to which it is a party), and they constitute (or will constitute, when executed) valid, legal and binding obligations on Holding Company in accordance with their respective terms;

(b) the execution and performance by Holding Company of this Agreement and the documents referred to in it (to which it is a party) will not breach or constitute a default under Holding Company’s Articles, or any agreement, instrument, order, judgment, or other restriction which binds Holding Company; and

(c) each of the Agreements is identical in all respects to this Agreement except for the name of the shareholder party and the holdings of that shareholder set forth on Schedule A to such shareholder’s agreement.

ARTICLE II

TERMINATION

2.1 Termination. This Agreement may be terminated at any time prior to the Effective Date at the election of either Shareholders on the one hand, or Holding Company on the other hand, in their sole discretion, by written notice to the other parties. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective parties.

2.2 No Further Obligation. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the parties hereto or their respective managers, directors, officers, employees, agents, or stockholders.

ARTICLE III

EFFECTIVE DATE OF SHARE EXCHANGE

Upon satisfaction of the conditions precedent that all Shareholders shall have executed and delivered this Agreement and appropriate stock transfer forms in respect of their shareholding in the Amatuhi Inc., the Share Exchange shall become effective on the date and time shown on the Certificate of Ownership and Merger accepted for filing by the Secretary of State of the State of Delaware (the “Effective Date”). The rights of all parties resulting from the Share Exchange shall be determined as of the Effective Date.

ARTICLE IV

MISCELLANEOUS

4.1 Waiver. Any of the terms or conditions of this Agreement that may legally be waived may be waived in writing at any time by any party which is entitled to the benefit thereof.

4.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, by an amendment in writing.

4.3 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Delaware, without taking into account provisions regarding choice of law.

4.4 Costs and Expenses. Amatuhi Inc. shall pay all costs and expenses incurred by it and Holding Company in connection with the transactions contemplated hereby. Amatuhi Inc. shall reimburse the Shareholders for all reasonable out-of-pocket expenses incurred in connection with the execution and delivery of the Agreements.

4.5 Recitals. The Recitals shall be incorporated into the body of this Agreement.

4.6 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

4.7 Entire Agreement. This Agreement represents the entire agreement among the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made among the parties hereto are merged in this Agreement, which shall be the sole expression of the agreement of the parties respecting the Share Exchange. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations and promises of the other parties hereto that are contained herein and has not relied on the oral statements of any other party or its representatives.

4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument. Electronic or pdf copies of the whole Agreement shall be deemed to be the same as an original for all purposes.

4.9 Assignment; Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns but shall not be assigned by any party without the prior written consent of the other parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

4.10 Non-survival. The representations, covenants and agreements of the parties contained in this Agreement shall terminate on the Effective Date.

4.11 Further Assurance. Each of the parties shall execute such documents and other papers and take such further actions as may be required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

4.12 Consent to Receive Notices by Electronic Transmission. The Shareholders hereby consent to the delivery of any corporate notices relating to the Holding Company by electronic transmission to their email address as set forth on the signature page to this Agreement for all purposes and to the fullest extent permitted by law, the Holdings Company’s Certificate of Incorporation and the Holding Company’s Bylaws. This consent applies to any and all notices required to be given to Shareholders for any purpose. This consent also applies to any and all notices required to be given to the Shareholders pursuant to any investors rights’, stockholders’, voting, right of first refusal and co-sale, registration rights or other similar stockholder agreement in respect of the Holding Company or its shares of capital stock, unless otherwise expressly indicated in the applicable agreement. All notices sent by electronic mail will be considered given and received in accordance with the Holding Company’s Certificate of Incorporation and Bylaws.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Amatuhi Holdings, Inc.,

A Delaware Corporation

________________________

Tatsuma Yoshida

CEO & Director

Amatuhi Inc.,

A Japanese Entity

________________________

Tatsuma Yoshida

CEO & Director

Shareholders:

_________________________

Tatsuma Yoshida (205 Shares)

yoshida@amatuhi.co.jp _____

Email address

____________________________________________

Signature*

Japan Lifestyle No.* 1 Investment Limited Partnership**

(3,895 shares)

takafumi.kumamoto@17value.ltd_____

Email address

* If the stock is held in the name of more than one person, EACH joint owner must sign.

**Executors, administrators, trustees, guardians, or executives should indicate their title or the capacity in which they sign for all non-individual shareholders.

SCHEDULE A

	(1)	(2) Ordinary Shares of Amatuhi Inc. Owned as of the Date of Execution of this Agreement		(3) Shares of Common Stock of Amatuhi Holdings Corporation to be Issued Pursuant to the Exchange Contemplated by this Agreement
#	Shareholder	Current Shares	Ownership %	Post Shares	Ownership %
1	Tatsuma Yoshida	205	5.00%	205	5.00%
2	Japan Lifestyle No. 1 Investment Limited Partnership	3,895	95.00%	3,895	95.00%